Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement No. 333-127405 of CB Richard Ellis Realty Trust on Form S-11 of our report dated April 28, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2) relating to the consolidated financial statements of CB Richard Ellis Realty Trust, as of December 31, 2005 and 2004 (as restated) and for the year ended December 31, 2005 and for the period from July 1, 2004 (date of commencement) to December 31, 2004 (as restated); our report dated May 20, 2005 relating to the statement of revenues and certain expenses of Deerfield Commons for the year ended December 31, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the purpose of the statement) and our report dated March 10, 2006 relating to the statement of revenues and certain expenses of Texas Portfolio for the year ended December 31, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the purpose of the statement), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

September 13, 2006